Exhibit 4.5.14.2

BOND PLEDGE AGREEMENT

This Agreement is made as of the 21st day of December, 2005.

BY:	HERTZ CANADA LIMITED

IN FAVOUR OF:	BNP PARIBAS (CANADA), in its capacity as security agent for the benefit of the Finance Parties and the Euro MTN Secured Parties

WHEREAS Hertz Canada Limited (the “Corporation”) has created and executed a Bond No. 1 (the “Bond”) in favour of the Security Agent (as defined below), payable on demand in the principal amount of Two Billion dollars ($2,000,000,000) in the Canadian lawful currency;

AND WHEREAS the Corporation has agreed to pledge the Bond to the Security Agent (as defined below), as a general and continuing collateral security for the due and punctual payment, performance and fulfillment of the Obligations (as defined below).

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the foregoing, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.             The following words or expressions whenever used in this Agreement (and in the preamble above which forms an integral part of this Agreement) shall have the following meanings:

1.1           “Bond” has the meaning ascribed to such term in the preamble;

1.2           “Corporation” has the meaning ascribed to such term in the preamble;

1.3           “Euro MTNs” means the Euro Medium-Term Notes of Hertz Finance Centre PLC and/or the Hertz Corporation, issued and outstanding on the date hereof pursuant to the Euro MTN Fiscal Agency Agreement;

1.4           “Euro MTN Fiscal Agency Agreement” means the Amended and Restated Fiscal Agency Agreement, dated as of July 16, 2004, among The Hertz Corporation, Hertz Finance Centre PLC, JPMorgan Chase Bank and J.P. Morgan Bank Luxembourg S.A.;

1.5           “Euro MTN Obligations” means all obligations, if any, of the Grantor under the Euro MTNs and the Euro MTN Fiscal Agency Agreement, and any obligations of the Grantor under the Finance Documents for the benefit of the holders of the Euro MTNs, whether for principal, interest (including interest, which but for the filing of a petition in bankruptcy with respect to the Grantor, would have accrued on any Euro MTN Obligation, whether or not a claim is allowed against the Grantor for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise;

1.6           “Euro MTN Secured Parties” means any persons who are entitled to, or are the beneficiaries of, any of the benefits in respect of the Euro MTN Obligations;

1.7           “Event of Default” has the meaning ascribed to such term in the Facilities Agreement;

1.8           “Facilities Agreement” means the senior bridge facilities agreement dated on or about the date hereof, among, inter alia, Hertz International, Ltd., the Corporation, BNP Paribas and The Royal Bank of Scotland PLC as mandated lead arrangers and the financial institutions listed therein, as the same may be amended, modified, extended, renewed, replaced, restated, supplemented or refinanced from time to time;

1.9           “Finance Documents” has the meaning ascribed to such term in the Facilities Agreement;

1.10         “Finance Parties” has the meaning ascribed to such term in the Facilities Agreement;

1.11         “Obligations” means the punctual payment when and as due by the Corporation: (i) to the Finance Parties, of the principal amount due under and pursuant to the Facilities Agreement, of the interest thereon and of all other amounts including fees, costs, expenses and indemnities from time to time owing by the Corporation thereunder or pursuant thereto and the performance by the Corporation of all of its obligations under the Facilities Agreement; and (ii) to the Euro MTN Secured Parties, of the Euro MTN Obligations; and

1.12         “Security Agent” means BNP Paribas (Canada), as security agent, on behalf and for the benefit of all present and future Finance Parties, and includes such other person as shall have subsequently been appointed as the successor Security Agent under and in accordance with the provisions of the Facilities Agreement.

2.             This Agreement shall be interpreted in accordance with the following:

2.1           words denoting the singular include the plural and vice versa, and words denoting any gender include all genders;

2.2           the division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement; and

2.3           the word “including” shall mean “including without limitation” and “includes” shall mean “includes without limitation”.

3.             As a general and continuing collateral security for the due and punctual payment, performance and fulfillment of the Obligations, the Corporation hereby pledges the Bond to the Security Agent for the benefit of the Finance Parties and the Euro MTN Secured Parties to the extent of Two Billion dollars ($2,000,000,000) in Canadian lawful money, with interest thereon at the rate of Twenty-Five Percent (25%) per annum from the date hereof.

4.             The Security Agent may, forthwith and from time to time but only upon the occurrence and continuance of an Event of Default, exercise and enforce all the rights and remedies available to it under the Bond (subject to Section 9 hereof), as fully and effectually as if the Security Agent were the absolute owner of the Bond, provided however that the Security Agent shall not be bound to deal with the Bond or exercise any right or remedy as aforesaid and shall not be liable for any loss which may be occasioned by any failure to do so. The rights of the Security Agent herein stipulated with respect to the Bond shall be in addition to and not exclusive of all other rights and remedies which the Security Agent or the Finance Parties have or may otherwise enforce or exercise.

5.             The Grantor hereby represents and warrants that:

5.1           The Corporation is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into this Bond Pledge Agreement.

5.2           The execution and delivery by the Corporation of this Bond Pledge Agreement and the performance by the Corporation of its obligations hereunder (i) are within the Corporation’s powers, (ii) have been duly authorized by all necessary corporate action, (iii) do not contravene the Corporation’s constating documents and by-laws, (iv) do not contravene any contractual restriction, law or governmental regulation or court decree or order binding on or affecting the Corporation or (v) result in, or require the creation or imposition of any lien on any of the Corporation’s assets and properties, except pursuant to the terms of a Security Document.

5.3           This Bond Pledge Agreement constitutes the legal, valid and binding obligations of the Corporation enforceable against it in accordance with its terms, subject, as to enforcement or remedies, to the effects of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and subject to the limitation that the availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

6.             The Security Agent may charge on its own behalf and pay to others reasonable sums for expenses incurred and services rendered (expressly including legal and expert advice and services) in connection with (i) the administration of this Bond Pledge Agreement, (ii) the realization with respect to, collection with respect to, sale of, transfer of, delivery of, custody of and/or obtaining payment for the Bond, (iii) the exercise or enforcement of any of the rights of the Security Agent and the Finance Parties hereunder or (iv) the failure by the Corporation to perform or observe any of the provisions hereof and may deduct the amount of such charges and payments from the proceeds thereof. The balance of such proceeds may be held by the Security Agent in lieu of the Bond and may, as and when the Security Agent sees fit, be applied on account of such part of the Corporation’s indebtedness to the Security Agent or the Finance Parties as the Security Agent deems best, without prejudice to the claims of the Security Agent or the Finance Parties upon the Corporation for any deficiency.

7.             If any immaterial provision of this Agreement is, or becomes, illegal, invalid or unenforceable, such provision shall be severed from this agreement and be ineffective to the extent of such illegality, invalidity or unenforceability. The remaining provisions hereof shall be unaffected by such provision and shall continue to be valid and enforceable.

8.             Neither the Security Agent nor the Finance Parties shall be obliged to exhaust their recourses against the Corporation or any other person or persons or against any other security any of them may hold in respect of the Obligations before realizing upon or otherwise dealing with the Bond in such manner as they may consider desirable.

9.             The Security Agent hereby agrees that it shall not demand payment under the Bond unless an Event of Default has occurred and is continuing. Furthermore, the Security Agent also hereby agrees that it shall only have the right to demand payment from the Corporation under the Bond of an aggregate amount which may not in any manner whatsoever be in excess of the aggregate amount owing by the Corporation to the Finance Parties pursuant to the Obligations.

10.           The Security Agent may, after the occurrence and during the continuance of an Event of Default, grant extensions or other indulgences, take and give up securities, accept compositions, grant releases and discharges and otherwise deal with the Corporation and with other parties, sureties or securities as it may deem fit without prejudice to the Obligations or the rights of the Security Agent or the Finance Parties in respect of the Bond. The Security Agent and the Finance Parties: (i) shall not be liable or accountable for any failure to collect, realize or obtain payment in respect of the Bond save in respect of the gross negligence or intentional fault of the Security Agent or any Finance Party; (ii) shall not be bound to institute proceedings for the purpose of collecting, enforcing, realizing or obtaining payment of the Bond or for the purpose of preserving any rights of any of them or any other parties, the Corporation or any parties in respect thereof; shall not be responsible for any loss occasioned by any sale or other dealing with the Bond or by the retention of or failure to sell or otherwise deal therewith, or be bound to protect the Bond from depreciating in value or becoming worthless.

11.           All monies collected by the Security Agent upon the enforcement of its rights and remedies hereunder and under the Bond will be applied, following the application thereof to pay any unsatisfied Euro MTN Obligations, as provided in the Intercreditor Deed (as defined in the Facilities Agreement).

12.           If the Security Agent shall at any time resign or be replaced, and another person be appointed as a successor security agent under and in accordance with the provisions of the Facilities Agreement, the Security Agent shall assign the Bond to the successor security agent, and the successor security agent shall become vested with all rights, powers, privileges, obligations and duties of the retiring Security Agent, and the retiring Security Agent shall be discharged from its duties and obligations hereunder except as may be otherwise set forth in the Facilities Agreement.

13.           This security is in addition to and not in substitution for any other security now or hereafter held by the Security Agent or the Finance Parties.

14.           This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

15.           This Bond Pledge Agreement shall be deemed to be a Finance Document under the Facilities Agreement.

16.           The Corporation agrees to indemnify the Security Agent and the Finance Parties from and against any and all claims, losses and liabilities arising out of or resulting from this Bond Pledge Agreement (including enforcement of this Bond Pledge Agreement), except claims, losses or liabilities resulting from the Security Agent’s gross negligence or intentional fault.

17.           This Agreement shall be governed by, and interpreted in accordance with, the laws of the Province of Québec and the laws of Canada applicable therein, without giving effect to any conflicts of law or rules thereof. The Corporation hereby irrevocably attorns and submits to the non-exclusive jurisdiction of the courts of the Province of Québec with respect to any matter arising under or relating to this Agreement.

18.           The Parties hereby acknowledge and confirm that they have required that this Agreement be drawn up in English and are satisfied therewith. Les parties aux présentes confirment et reconnaissent avoir requis que la présente convention soit rédigée en anglais et s’en déclarent satisfaites.

[Signature page follows]

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the date first written above.

HERTZ CANADA LIMITED

Per:	/s/ Benjamin David Gross
Name: Benjamin David Gross
Title: Mandatory

BNP PARIBAS (CANADA)

Per:	/s/ Louise Bouchard
Name: Louise Bouchard
Title: Vice President – Legal Affairs